UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Norwegian Cruise Line Holdings Ltd.

SUPPLEMENT TO PROXY STATEMENT

FOR 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be held at 9:00 a.m., Eastern Time, on Thursday, June 12, 2025

To the Shareholders of Norwegian Cruise Line Holdings Ltd.:

This proxy statement supplement, dated May 8, 2025 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Norwegian Cruise Line Holdings Ltd. (the “Company”), dated April 29, 2025 (the “Proxy Statement”), for the Company’s Annual General Meeting of Shareholders to be held on June 12, 2025 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of Linda P. Jojo as Director

On May 7, 2025, the Board of Directors of the Company (the “Board”), upon recommendation of the Nominating and Governance Committee of the Board (the “Nominating Committee”), increased the size of the Board from eight to nine members and appointed Linda P. Jojo as a Class I director of the Company with a term of office expiring at the Company’s 2026 Annual General Meeting of Shareholders.

Based on a review of all relevant identified transactions or relationships between Ms. Jojo, or any of her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Ms. Jojo is an independent director pursuant to the applicable New York Stock Exchange listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended. There are no family relationships between Ms. Jojo and any of the Company’s directors or executive officers.

Qualifications and Experience that Help Us Deliver on Our Mission

Linda P. Jojo (age 59) brings over 30 years of experience in information technology, cybersecurity and customer experience to our Board. Her expertise includes leading complex information technology for both travel and telecommunications companies and overseeing matters involving digital technology, call centers and customer solutions. In her role at United Airlines Holdings, Inc., Ms. Jojo oversaw major technological modernization initiatives which positioned technology as a key driver of growth for the company. We expect that Ms. Jojo’s guidance will be invaluable as the Company continues its technological journey. Ms. Jojo was identified for consideration by the Nominating Committee as a director nominee through a third-party search firm.

Career Highlights

•	Various executive positions at United Airlines Holdings, Inc./United Airlines, Inc., an international air transportation company, including Executive Vice President and Chief Customer Officer: July 2022 – January 2025; Executive Vice President, Technology and Chief Digital Officer: June 2017 – July 2022; Executive Vice President and Chief Information Officer: November 2014 – June 2017
•	Executive Vice President and Chief Information Officer, Rogers Communications Inc., a communications and media company: July 2011 – October 2014
•	Senior Vice President and Chief Information Officer, Energy Future (Now Sempra Texas Holdings Corp.), an electric utility company: October 2008 – June 2011
•	Positions at Flowserve Corporation, a manufacturer and aftermarket service provider of flow control systems, including Senior Vice President and Chief Information Officer: 2006 – 2008; Vice President and Chief Information Officer: 2004 – 2006
•	Various positions at General Electric Company, a multinational industrial conglomerate, including Chief Information Officer, GE Silicones: 2000 – 2004; Director, Global Human Resource Systems, GE Corporate: 1998 – 2000; Information Technology Leader, Finance, Sourcing and Technology, GE Plastics: 1996 – 1998; Information Technology Leader, US Payroll, GE Corporate: 1995 – 1996; Program Manager, Next Generation Payroll, GE Corporate: 1994 – 1995; Project Leader, Engineering Systems, GE Power Systems: 1991 – 1994
•	Systems Analyst, Genesys Consulting Services, Inc. (for GE Power Systems): 1990 – 1991
•	Positions at Digital Equipment Corporation, a computer manufacturer, Senior Systems Analyst: 1989 – 1990; Systems Analyst: 1987 – 1989

Current Public Company Boards

•	Director, Exelon Corporation (NASDAQ: EXC)

Current Private Boards

•	Federal Reserve Bank of Chicago
•	Hero Digital LLC

Education

•	M.S. in Industrial Engineering, Rensselaer Polytechnic Institute
•	B.S. in Computer Science, Rensselaer Polytechnic Institute

Ms. Jojo will be compensated in accordance with the Directors’ Compensation Policy (the “Policy”). Pursuant to the Policy, Ms. Jojo will receive the following compensation (i) an annual cash retainer of  $100,000, payable in four equal quarterly installments, (ii) an annual Technology, Environmental, Safety and Security Committee member cash retainer of $20,000, payable in four equal quarterly installments and (iii) an annual restricted share unit (“RSU”) award on the first business day of each calendar year valued at $200,000 on the date of the award, which will vest in one installment on the first business day of the next calendar year (a pro-rated RSU award for 2025 was awarded). Beginning in 2026, Ms. Jojo will have the option to elect to receive all or a portion of her $100,000 annual cash retainer in the form of RSUs in lieu of cash. Ms. Jojo has also entered into the Company’s standard form of indemnification agreement.

Other than as set forth above in this Supplement, Ms. Jojo does not beneficially own any of the Company’s ordinary shares.

There are no arrangements or understandings between Ms. Jojo and any other person pursuant to which she was selected as a director. In addition, there are no transactions in which Ms. Jojo has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Voting Matters

You are not being asked to vote on or ratify the appointment of Ms. Jojo at the Annual Meeting. Ms. Jojo, as a Class I director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1, Election of Class III Directors, included in the Proxy Statement.

Please note that any proxy card we delivered has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges shareholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Daniel S. Farkas

Executive Vice President, General Counsel,

Chief Development Officer and Secretary

May 8, 2025